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                                                                      EXHIBIT 5

                 Opinion and consent of Gunderson Dettmer Stough
                      Villeneuve Franklin & Hachigian, LLP




                                October 23, 1998


Clarify Inc.
2125 O'Nel Drive
San Jose, CA  95131



                  Re:      Clarify Inc. (the "Company")
                           Registration Statement for an Offering
                           of 2,741,217 Shares of Common Stock

Ladies and Gentlemen:

           We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,741,217 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan, 1995 Stock Option / Stock Issuance Plan and Options Granted Under Written Compensation Agreements with Anthony Zingale, Kirsten Berg-Painter, Jan Praisner and Jeanne Urich. We advise you that, in our opinion, when such shares have been issued and sold under the applicable provisions of the Company's Employee Stock Purchase Plan, the 1995 Stock Option / Stock Issuance Plan, the Written Compensation Agreements with Anthony Zingale, Kirsten Berg-Painter, Jan Praisner and Jeanne Urich and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,




                                     /s/ Gunderson Dettmer Stough Villeneuve
                                         Franklin & Hachigian
                                     ---------------------------------------
                                     Gunderson Dettmer Stough Villeneuve
                                     Franklin & Hachigian, LLP